Exhibit 99.1

CONTACTS:
For BioMarin                                         For Genzyme
Joshua Grass (investors)                             Sally Curley (investors)
(415) 884-6777                                       (617) 591-7140
Fredda Malkoff (media)                               Dan Quinn (media)
Feinstein Kean Healthcare                            (617) 591-5849
(617) 577-8110


For Immediate Release
April 30, 2003

        BioMarin, Genzyme Announce FDA Marketing Approval for Aldurazyme

         ---------------------------------------------------------------

     New Enzyme Replacement Therapy Offers Hope to People with MPS I Novato, Ca. and Cambridge, Ma.- BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) and Genzyme General (Nasdaq: GENZ) today announced that the U.S. Food and Drug Administration (FDA) has granted marketing approval for Aldurazyme(R)(laronidase), the first specific treatment approved for people with mucopolysaccharidosis I (MPS I).

     Aldurazyme is indicated for patients with the Hurler and Hurler-Scheie forms of MPS I, and for Scheie patients with moderate to severe symptoms. The risks and benefits of treating mildly affected patients with the Scheie form have not been established. Aldurazyme has not been evaluated for effects on the central nervous system manifestations of the disorder.

     Clinical trials have demonstrated that Aldurazyme can provide clinically important benefits for patients, including improved pulmonary function and walking ability. Aldurazyme has also been shown to be effective at reducing the excess carbohydrates that are stored in the organs of patients with MPS I, providing evidence that the enzyme is effective at a biochemical level.

     As the first drug ever approved for MPS I, Aldurazyme has been granted orphan drug status in the United States, which confers seven years of market exclusivity.

     "We have observed remarkable improvements in the lives of patients after treatment with Aldurazyme," said Joseph Muenzer, MD, PhD, Associate Professor of Pediatrics, University of North Carolina, and a principal investigator for the Aldurazyme clinical trials. "Prior to development of this enzyme replacement therapy, physicians were limited primarily to managing the wide array of symptoms in MPS I patients. Now, by addressing the underlying pathophysiology, we have the opportunity to change the course of this disease for the better."

     MPS I is a rare, progressive, debilitating disease caused by a deficiency of the enzyme alpha L-iduronidase that affects an estimated 3,000 to 4,000 people worldwide, including approximately 1,000 in the United States. Patients who lack this enzyme accumulate a carbohydrate called glycosaminoglycan (GAG) in tissues and organ systems. A majority of patients die before adulthood due to a wide range of problems related to the disease, including progressive damage to the heart, lungs, liver, and kidneys.

     Fredric Price, Chairman and Chief Executive Officer, BioMarin Pharmaceutical Inc. said, "Approval of Aldurazyme marks a critical milestone in the transformation of BioMarin to a commercially-focused organization. To have taken a product from concept to approval in less than six years is a remarkable developmental achievement and sets the stage for other products in our pipeline of enzyme therapeutics. Given the serious, progressive nature of MPS I, we are heartened by the FDA's rapid review of the application. We now look forward to working with Genzyme to make Aldurazyme widely available to meet this important unmet medical need."

     Henri Termeer, Chairman and Chief Executive Officer, Genzyme Corporation said, "We are proud to be able to bring Aldurazyme to individuals with MPS I in the coming weeks. Patients and their families can expect the same high level of care that we have helped to provide for others with rare genetic diseases, including reimbursement and insurance information, disease information and education, and connections to a strong network of health care professionals who specialize in meeting the unique needs of patients with MPS I."

     BioMarin and Genzyme have agreed with the FDA on a number of post-marketing commitments. The companies will complete their previously announced study that was initiated in December of 2002 to evaluate the safety and pharmacokinetics of Aldurazyme in patients less than 5 years of age. In addition, they will conduct an open-label dose optimization study in approximately 32 patients, and continue the Phase 3 extension study for a total of 4 years from study initiation. In a registry setting, the companies will also obtain long-term information related to the natural history of MPS I and the safety and efficacy of Aldurazyme.

Marketing information

     As specified in the companies' joint venture agreement, Aldurazyme will be launched in the coming weeks in the United States by Genzyme, which will build on more than a decade of experience in bringing enzyme replacement therapies to patients with rare genetic diseases. The product will be manufactured at BioMarin's plant in Novato, California, which has sufficient capacity to launch the product and to meet worldwide commercial demand. Bulk enzyme will be sent to Genzyme's manufacturing facility in Allston, Mass., or to a third-party facility for the final filling and finish process.

     In launching Aldurazyme, Genzyme will also offer LysoSolutionsSM, a network of programs and services designed to support people living with MPS I and those who care for them. Each program and service was developed to help optimize patients' individual MPS I treatment programs by meeting specific patient and medical needs.

     In preparation for launch, Genzyme has forged strong alliances with the National MPS Society and other patient support organizations, as well as leading experts in the field of lysosomal storage disorders, pediatric groups, geneticists, and other health care professionals involved in the multidisciplinary management and treatment of individuals with MPS I.

     Applications to market Aldurazyme are also pending in the European Union, Canada, and Australia. In Europe, the Committee for Proprietary Medicinal Products has issued a positive opinion on Aldurazyme, typically the final step prior to marketing clearance for a drug in the 15 countries in the European Union. A decision is expected by the European Commission in the second quarter of 2003, and Canada and Australia are expected to act late this year or early next year.

Clinical Trial Results

     The companies completed two clinical trials with Aldurayzme, including a 26-week, 45-patient, randomized, double-blind, placebo-controlled study, during which patients received 0.58 mg of Aldurazyme per kilogram of body weight administered as a once-weekly infusion. That trial was followed by a 36-week open label extension study. An earlier Phase 1 open label trial and extension study enrolled 10 patients. Patients from the Phase 1 trials have been receiving weekly Aldurazyme infusions for more than four years.

     In each of these studies, Aldurazyme was shown to be effective at reducing the glycosaminoglycan carbohydrates excreted in the urine, and at reducing liver size, evidence suggesting that the enzyme is effective at a biochemical level.

     The companies' Phase 3 study also demonstrated that treatment with Aldurazyme improved lung function, as measured by change in percent predicted Forced Vital Capacity (FVC), and increased endurance, as measured by the distance covered in a six-minute walk test.

     Patients demonstrated an improvement in FVC during the placebo-controlled trial that was statistically significant in the Wilcoxon rank sum test (p=0.02) and also statistically significant using an analysis of covariance (ANCOVA) to adjust for baseline patient differences (p=0.007). The mean difference from placebo was 4 percentage points. In patients receiving Aldurazyme who continued into the extension study, a significant improvement from baseline was seen at 62 weeks (p=0.001). Respiratory problems are a major cause of morbidity and mortality for individuals with MPS I.

     Patients demonstrated an improvement in the six-minute walk test during the placebo-controlled trial that approached statistical significance in the Wilcoxon rank sum test (p=0.066) and was statistically significant using ANCOVA to adjust for baseline heterogeneity (p=0.039). The mean difference from placebo was 38 meters. In patients receiving Aldurazyme who continued into the extension study, a significant improvement was seen at 62 weeks vs. baseline (p=0.005). The clinical importance of the six-minute walk test derives from the fact that impaired mobility is a significant and common disability for patients with MPS I.

     A positive trend toward improvement in sleep apnea was seen in the total Aldurayzme study group (p=0.145), half of whom had sleep apnea at baseline. Significant improvement (9 events/hour mean difference vs. placebo) was demonstrated in a post-hoc analysis of patients who presented with sleep apnea at baseline (p=0.037).

     The most common adverse reactions associated with Aldurazyme treatment in the clinical studies were upper respiratory tract infection, rash, and injection site reaction. The most common adverse reactions requiring intervention were infusion-related hypersensitivity reactions, including flushing, fever, headache, and rash.

     The most serious adverse reaction reported with Aldurazyme was an anaphylactoid reaction which occurred in one patient approximately three hours after the start of the infusion. The reaction consisted of urticaria and airway obstruction, requiring tracheostomy. Preexisting MPS I-related upper airway obstruction may have contributed to the severity of this reaction.

     Approximately 91 percent of patients treated with Aldurazyme were positive for antibodies to laronidase. The clinical significance of antibodies to Aldurazyme is not known, including the potential for product neutralization. There are no known contraindications to the use of Aldurazyme.

     Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has six therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

     BioMarin    Pharmaceutical    specializes    in   the    development    and
commercialization   of   therapeutic   enzyme   products   to   treat   serious,
life-threatening diseases and conditions.

     This press release contains forward-looking statements, including without limitation statements about: market exclusivity for Aldurazyme; estimates concerning the MPS I patient population; expectations and plans related to the commercialization and manufacture of Aldurazyme, including the anticipated timing of product launch; anticipated timing of decisions by regulatory authorities in the European Union, Canada and Australia regarding marketing applications for Aldurazyme; and expectations concerning BioMarin's other enzyme therapeutics. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the timing and content of decisions by regulatory authorities regarding other products and exceptions to Orphan Drug market exclusivity; the ability to establish and maintain relationships with third party distributors and fill/finish facilities; the actual impact of the Committee for Proprietary Medicinal Products' opinion on decisions made by the European Commission regarding Aldurazyme; the content and actual timing of decisions by the European Commission and other regulatory authorities concerning marketing applications and labeling for Aldurazyme and manufacturing facilities to be used for Aldurazyme; the safety and efficacy data obtained from commercial scale use of Aldurazyme; the results of the ongoing safety and pharmacokinetics study and the planned dose optimization study of Aldurazyme; the nature of long-term data collected through a registry setting; the ability to manufacture sufficient quantities of product and to do so in a timely and cost efficient manner; the continued funding and operation of the joint venture between Genzyme and BioMarin; decisions made by physicians, patients and third party payers regarding the use of and reimbursement for Aldurazyme; the companies' ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on the companies' ability to commercialize Aldurazyme; the effectiveness of the companies' commercialization plan for Aldurazyme; the accuracy of the companies' information concerning the MPS I patient population and the competitive environment; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the factors contained under the caption
"Factors  Affecting  Future  Operating  Results"  in  Exhibit  99.2  to  Genzyme
Corporation's 2002 Annual Report on Form 10-K as amended. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in Genzyme Corporation reports. Genzyme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

     Genzyme(R) is a registered  trademark and LysoSolutionsSM is a service mark
of  Genzyme   Corporation.   Aldurazyme(R)   is  a   registered   trademark   of
BioMarin/Genzyme LLC. All rights reserved.

     BioMarin's  press  releases and other company  information  is available at
http://www.biomarinpharm.com.   Information   on   BioMarin's   website  is  not
incorporated by reference into this press release.

     A photo of Aldurazyme is available at the following site on the Internet: ftp://ftp.genzyme.com/communications/aldurazyme.